UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 19, 2014

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment and Restatement of Revolving Credit Facility

On September 19, 2014, American Tower Corporation (the “Company”) entered into an Amended and Restated Loan Agreement (the “Amended and Restated Loan Agreement”) with Toronto Dominion (Texas) LLC (“TD”), as administrative agent and Swingline Lender, TD Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley MUFG Loan Partners, LLC and RBS Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley MUFG Loan Partners, LLC and The Royal Bank of Scotland plc, as Co-Syndication Agents, and the lenders that are signatories thereto, which includes a majority of the lenders party to the Company’s loan agreement related to its $1.0 billion senior unsecured revolving credit facility entered into on January 31, 2012, as amended (the “2012 Credit Facility”).

The Amended and Restated Loan Agreement amends and restates the 2012 Credit Facility by, among other things, extending the maturity date to January 31, 2020, including up to two renewal periods at the Company’s option, and increasing the commitments thereunder from $1.0 billion to $1.5 billion, which includes a $50 million sublimit for swingline loans and a $200 million sublimit for the issuance of letters of credit. The Amended and Restated Loan Agreement also includes an expansion feature permitting the Company to request an increase of the commitments thereunder from time to time up to an aggregate additional $500 million upon satisfaction of certain conditions.

The Amended and Restated Loan Agreement also (i) amends the limitation on indebtedness of, and guaranteed by, the Company’s subsidiaries to the greater of (x) $800 million and (y) 50% of Adjusted EBITDA (as defined in the Amended and Restated Loan Agreement) of the Company and its subsidiaries on a consolidated basis and (ii) permits certain indebtedness owed by the Company’s subsidiaries to its joint venture partners.

In addition, the Amended and Restated Loan Agreement amends the interest rate for borrowings under the 2012 Credit Facility. Amounts borrowed under the Amended and Restated Loan Agreement will bear interest, at the Company’s option, at a margin above LIBOR or the Base Rate. For LIBOR based borrowings, interest rates will range from 1.125% to 2.000% above LIBOR. For Base Rate borrowings, interest rates will range from 0.125% to 1.000% above the Base Rate. In each case, the applicable margin is based upon the Company’s debt ratings. In addition, the Amended and Restated Loan Agreement provides for a quarterly commitment fee on the undrawn portion of the commitments ranging from 0.125% to 0.400% per annum, based upon the Company’s debt ratings. Based on the Company’s debt rating, the current margin over LIBOR that the Company would incur (should it choose LIBOR Advances) on borrowings is 1.250% and the current commitment fee on the undrawn portion of the commitments is 0.150%.

The Amended and Restated Loan Agreement also provides for changes to conform certain terms and provisions of the 2012 Credit Facility to those of the Company’s existing loan agreement related to its $2.0 billion senior unsecured revolving credit facility entered into on June 28, 2013, as amended (the “2013 Credit Facility”).

Except as described above, all of the other material terms of the 2012 Credit Facility remain in full force and effect. As a result of this amendment and restatement and the expiration of the Company’s 364-day revolving credit facility entered into on September 20, 2013, the Company has existing revolving credit facilities with aggregate commitments of $3.5 billion.

The foregoing description is only a summary of certain provisions of the Amended and Restated Loan Agreement and is qualified in its entirety by the terms of the Amended and Restated Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Amendments to Other Existing Agreements

On September 19, 2014, the Company, as borrower, entered into two separate amendment agreements (the “Amendments”) with (i) the Royal Bank of Scotland plc, as administrative agent, and a majority of the lenders party to the Company’s term loan agreement related to its $1.5 billion term loan entered into on October 29, 2013 (the “Term Loan”) and (ii) TD, as administrative agent, and all of the lenders party to the 2013 Credit Facility.

Each of the Amendments (i) amends the limitation on indebtedness of, and guaranteed by, the Company’s subsidiaries to the greater of (x) $800 million and (y) 50% of Adjusted EBITDA (as defined in each of the Term Loan and the 2013 Credit Facility, respectively) of the Company and its subsidiaries on a consolidated basis and (ii) permits certain indebtedness owed by the Company’s subsidiaries to its joint venture partners.

Except as described above, all of the other material terms of the Term Loan and the 2013 Credit Facility remain in full force and effect.

The foregoing description is only a summary of certain provisions of the Amendments and is qualified in its entirety by the terms of the Amendments, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussions under Item 1.01 “Amendment and Restatement of Revolving Credit Facility” above, which is incorporated under this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

(Registrant)

Date: September 22, 2014	By:	/S/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer